Exhibit (d)(1)(iii)

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BETWEEN

VAN ECK ASSOCIATES CORPORATION

AND

ALAMOS GOLD INC.

MADE AS OF

JANUARY 11, 2013

SHARE PURCHASE AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of January 11, 2013

BETWEEN

Van Eck Associates Corporation, a corporation incorporated under the laws of the State of Delaware (the “Vendor”),

- and -

Alamos Gold Inc., a corporation incorporated under the laws of the Province of British Columbia (the “Purchaser”)

WHEREAS Aurizon Mines Ltd. (the “Corporation”) is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia;

AND WHEREAS the Vendor is an investment manager, having investment authority over certain actively managed accounts (the “Accounts”) that collectively hold 5,009,100 common shares (the “Common Shares”) in the capital of the Corporation (the “Subject Shares”), all of which Subject Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and the NYSE MKT;

AND WHEREAS the Purchaser is a reporting issuer in all provinces and territories of Canada and the common shares in the capital of the Purchaser are listed and posting for trading on the TSX;

AND WHEREAS the Vendor desires to sell, on behalf of the Accounts, and the Purchaser desires to purchase the Subject Shares, upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.	Purchase and Sale

The Vendor, on behalf of the Accounts, hereby sells, transfers and assigns and the Purchaser hereby purchases, all of the Vendor’s and the Accounts’ right, title and interest in and to the Subject Shares free and clear of all Encumbrances (as defined below) upon and subject to the terms and conditions hereof.

2.	Determination of Purchase Price

Subject to any adjustment pursuant to Section 4, the aggregate purchase price (the “Purchase Price”) payable by the Purchaser to the Vendor, on behalf of the Accounts, for the Subject Shares shall be equal to Cdn.$4.65 per Subject Share for a Purchase Price of Cdn.$23,292,315. The parties agree that the Purchase Price shall be satisfied by the delivery of

1,403,048 common shares in the capital of the Purchaser (the “Consideration Shares”), being 0.2801 Consideration Share per Subject Share.

3.	Payment of Purchase Price

The parties to this Agreement agree that as of the date of this Agreement (i) the Vendor shall receive good title to the Consideration Shares and (ii) the Vendor shall transfer good title to the Subject Shares to the Purchaser.

At the Closing (as defined below),

(a)	the Purchaser shall deliver to the Vendor, on behalf of the Accounts, certificates representing all of the Consideration Shares as directed by the Vendor; and

(b)

the Vendor, on behalf of the Accounts, shall deliver to the Purchaser or, as directed by the Purchaser in writing, to an Affiliate (for the purposes of this Agreement, such term shall have the meaning given to it in National Instrument 45-106 - Prospectus and Registration Requirements (“NI 45-106”)) of the Purchaser, certificate(s) representing the Subject Shares, duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank or, if the Subject Shares are not in a certificated form, otherwise provide good title to the Subject Shares to the Purchaser in such other manner as agreed to by the parties.

4.	Adjustment of Share Purchase Price

(a)

If at any time in the twelve-month period following the date of this Agreement, any person or group of persons acting jointly or in concert, including, for the avoidance of doubt, the Purchaser acquires all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or acquires all of the Common Shares (any such transaction being, a “Price Protection Transaction”) then, within five business days following completion of a Price Protection Transaction, the Purchaser shall promptly pay, or cause an Affiliate to pay, to the Vendor the Adjustment Payment (as defined below) in immediately available funds.

(b)	The “Adjustment Payment” will be equal to:

(i)

if the Purchaser or any of its Affiliates or any person jointly or in concert with the Purchaser completes a Price Protection Transaction, an additional amount on account of each Subject Share equal to the amount by which the consideration received by the holders of the Common Shares pursuant to such Price Protection Transaction (the “Transaction Consideration”) exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share, and

(ii)

if any other person or entity completes a Price Protection Transaction, an additional amount on account of each Subject Share that is equal to 85% of the difference between the amount by which the Transaction Consideration exceeds the greater of Cdn.$4.65 per Common Share and 0.2801 Consideration Share.

(iii)

For the avoidance of doubt, where a Price Protection Transaction is an acquisition of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, the Transaction Consideration payable in connection with such Price Protection Transaction shall be deemed to have been distributed equally to all the holders of the Common Shares. For illustration purposes only, if all or substantially all of the assets of the Corporation are acquired for Cdn.$100,000,000 and at the time of such acquisition 1,000,000 Common Shares are issued and outstanding, the Transaction Consideration will equal Cdn.$100 per Common Share.

(c)	If all or any portion of the Transaction Consideration is in the form of:

(i)	cash, the consideration shall be valued based on the face value of the cash,

(ii)

publicly traded securities, the consideration shall be valued based on the closing price of such securities on the date of the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over the 20 days preceding such date,

(iii)

securities that are not publicly traded until the date of the completion of the Price Protection Transaction, the consideration shall be valued based on the closing price of such securities on the five trading days following the completion of the Price Protection Transaction on the published market on which the greatest volume of trading in such securities occurred over such period, or

(iv)	any other consideration, the consideration shall be valued at its fair market value as the Vendor and the Purchaser shall mutually agree, acting reasonably.

(d)

If all or any portion of the Transaction Consideration has a value expressed in a currency other than Cdn. dollars, then the value of that consideration will be expressed in Cdn. dollars based upon a conversion rate of exchange equal to the noon spot rate quoted by the Bank of Canada on the date of the completion of the Price Protection Transaction for the purchase of Cdn. dollars using the currency in which the consideration (or portion thereof) was originally denominated.

(e)

In the event of any disagreement between the parties with respect to the calculation of the Transaction Consideration, the matter will be submitted to an internationally recognized firm of chartered accountants independent of both parties and their Affiliates to be agreed upon by the parties. The decision of such firm of chartered accountants as to the value of the Adjustment Payment will be final and binding. The fees and expenses of such firm of chartered accountants shall be borne solely by the Purchaser.

5.	Closing

The Vendor will deliver the Subject Shares to the Purchaser pursuant to Section 3(b) immediately upon receipt by the Vendor of the Consideration Shares pursuant to Section 3(a) (the “Closing”).

6.	Vendor’s Representations and Warranties

The Vendor represents and warrants to the Purchaser that:

(a)	The Vendor is a corporation existing under the laws of the State of Delaware;

(b)

The Vendor is the legal, and the Accounts are the beneficial, owner of the Subject Shares free and clear of all liens, charges, encumbrances, hypothecs, pledges, mortgages, security interests of any nature, adverse claims, options, rights of pre-emption, and any other rights of others (collectively, “Encumbrances”).

(c)

The Vendor has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Subject Shares on behalf of the Accounts to the Purchaser free and clear of all Encumbrances and, upon payment of the Purchase Price, the Purchaser will acquire good and valid title to the Subject Shares, free and clear of all Encumbrances.

(d)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Vendor.

(e)

This Agreement constitutes a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(f)

There is no contract, option or any other right of another party binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Subject Shares other than pursuant to the provisions of this Agreement.

(g)	There is no outstanding voting trust, proxy or other similar agreement with respect to the voting of the Subject Shares.

(h)	To the Vendor’s knowledge, neither entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)	any of the provisions of the organizational documents or by-laws of the Vendor;

(ii)	any contract (written or oral) or other instrument to which the Vendor is a party or by which the Vendor is bound; or

(iii)

any law, statute, rule, regulation, or any existing applicable decree, judgment, or order by any court, administrative agency, or other governmental body (collectively, “Law”), in respect of which the Vendor must comply.

(i)	The Vendor has not disclosed to the Purchaser any confidential or material, non-public information concerning the Common Shares or the Corporation.

(j)

The Vendor is permitted to purchase and hold the Consideration Shares on behalf of the Accounts pursuant to exemptions from any prospectus, financial promotion or registration requirements under applicable securities legislation or the Vendor is permitted to purchase and hold the Consideration Shares on behalf of the Accounts under applicable securities laws without the need to rely on exemptions.

(k)

The Vendor understands that the Vendor may not be able to resell the Consideration Shares except in accordance with limited exemptions available under applicable securities legislation, and that the Vendor is solely responsible for the Vendor’s compliance with applicable securities resale restrictions.

(l)

The Vendor has not received or been provided with any offering memorandum, or any other document (other than annual financial statements, interim financial statements or any other document (excluding offering memoranda, prospectuses or other offering documents) the content of which is prescribed by statute or regulation and which has been publicly filed on SEDAR) describing the business and affairs of the Purchaser that has been prepared for delivery to and reviewed by it in order to assist it in making an investment decision in respect of the Consideration Shares.

(m)

With the exception of the representations and warranties of the Purchaser set out in Section 7 of this Agreement, the Vendor has relied solely upon publicly available information relating to the Purchaser and not upon any oral or written representation as to fact or otherwise made by or on behalf of the Purchaser.

(n)

No person has made any written or oral representations to the Vendor that any person will resell or repurchase any of the Consideration Shares, that any person will refund the purchase price of any of the Consideration Shares or as to the future price or value of the Consideration Shares.

(o)	The Vendor will not resell any of the Consideration Shares except in accordance with applicable securities legislation and stock exchange rules.

(p)

The Vendor is an institutional “accredited investor” that satisfies one or more of the criteria set forth in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the United States Securities Act of 1933, as amended (the “1933 Act”) (hereinafter referred to as an “Institutional Accredited Investor”), and is purchasing the Consideration Shares for investment purposes only for its own account or for the account of one or more Institutional Accredited Investors with respect to which it exercises sole investment discretion, and not with a view to any resale, distribution or other disposition of Consideration Shares in violation of United States federal or state securities laws.

(q)

The Vendor has not become aware of any advertisement in printed media of general and regular paid circulation or on radio, television or other form of telecommunication or any other form of advertisement (including electronic display or the Internet) or sales literature with respect to the distribution of the Consideration Shares and the Vendor has not purchased the Consideration Shares as a result of any “general solicitation” or “general advertising” (as those terms are used in Regulation D under the 1933 Act).

(r)

The Vendor understands and acknowledges that Consideration Shares have not been and will not be registered under the 1933 Act or the securities laws of any state of the United States, and will, therefore, be “restricted securities” within the meaning of Rule 144 under the 1933 Act, and that the offer and sale of the Consideration Shares to it will be made in reliance upon an exemption from registration available to the Purchaser for offers and sales to Institutional Accredited Investors.

(s)

The Vendor understands and acknowledges until such time as Consideration Shares are no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing such Consideration Shares, and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR THE LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF ALAMOS GOLD INC. (THE “CORPORATION”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT

AND IN COMPLIANCE WITH APPLICABLE LOCAL LAWS AND REGULATIONS, (C) IN COMPLIANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY (1) RULE 144 THEREUNDER, IF AVAILABLE, OR (2) RULE 144A THEREUNDER, IF AVAILABLE, AND, IN BOTH CASES, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF (C)(1) AND (D) ABOVE, AFTER THE SELLER FURNISHES TO THE CORPORATION AND THE CORPORATION’S TRANSFER AGENT AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE CORPORATION TO SUCH EFFECT.”

provided, that if, at the time the Purchaser is a “foreign issuer” as defined in Regulation S, such securities are being sold in accordance with the requirements of Rule 904 of Regulation S under the 1933 Act, as referred to above, and in compliance with local laws and regulations, the legend may be removed by providing a declaration to the Purchaser’s applicable transfer agent for such securities, in the form attached hereto as Schedule A (or as the Purchaser may prescribe from time to time); notwithstanding the foregoing, the Purchaser’s applicable transfer agent may impose additional requirements for the removal of legends from securities sold in accordance with Rule 904 of Regulation S under the 1933 Act in the future; provided further, that, if any Consideration Shares are being sold pursuant to Rule 144 under the 1933 Act, the legend may be removed by delivery to the Purchaser and the Purchaser’s applicable transfer agent of an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Purchaser to the effect that the legend is no longer required under applicable requirements of the 1933 Act or state securities laws.

(t)

The Vendor is acquiring the Consideration Shares for the benefit of the Accounts, without a view to, or for a resale in connection with, any distribution thereof and with no present intention of distributing or reselling any part thereof. The Vendor was not created or used solely to purchase or hold the Consideration Shares. The Vendor is resident in the United States and all acts of solicitation, conduct or negotiations directly or indirectly in furtherance of the purchase of the Consideration Shares occurred outside of Canada (except in Ontario).

(u)

The Vendor is an “accredited investor” as defined in section 1.1 of NI 45-106, and is not a person that is created or used solely to purchase or hold securities as an accredited investor as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106 (unless each of the shareholders of such person is an “accredited investor” under such instrument).

(v)

The Vendor acknowledges that the certificates representing the Consideration Shares (or any certificates issued in exchange or in substitution thereof), will bear the following legends with the necessary information inserted:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE WILL BE INSERTED].”

and

“WITHOUT PRIOR WRITTEN APPROVAL OF THE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF THE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL [THE DATE WHICH IS FOUR MONTHS AND ONE DAY AFTER THE CLOSING DATE WILL BE INSERTED].”

provided that subsequent to the date which is four months and one day after the Closing the certificates representing the Consideration Shares may be exchanged for certificates bearing no such legends.

(u)	The Vendor acknowledges that it has been notified:

(i)

of the delivery to the OSC of information with respect to the Vendor’s full name, residential address (or head office) and telephone number, the number and type of securities received, the total value of such securities, the prospectus exemption relied upon by the Purchaser and the date of distribution (collectively the “Vendor Information”);

(ii)	that the Vendor Information is being collected indirectly by the OSC under the authority granted to it by the securities laws of Ontario;

(iii)	that the Vendor Information is being collected for the purposes of the administration and enforcement of the Securities Laws of Ontario;

(iv)

that the Administrative Assistant to the Director of Corporate Finance of the OSC can be contacted at Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8 or at (416) 593-8086 regarding any questions about the OSC’s indirect collection of the Vendor Information; and

(v)	the Vendor authorizes the indirect collection of the Vendor Information by the OSC.

The representations and warranties of the Vendor set forth in this Section 6 will survive the Closing.

7.	Purchaser’s Representations, Warranties and Covenants

The Purchaser represents, warrants and covenants to the Vendor that:

(a)	The Purchaser is a corporation duly incorporated, organized and subsisting under the laws of the Province of British Columbia.

(b)	The Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions contemplated by this Agreement.

(c)	The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser.

(d)

This Agreement constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(e)	To the Purchaser’s knowledge, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a violation of:

(i)	any of the provisions of the organizational documents or by-laws of the Purchaser;

(ii)	any contract (written or oral) or other instrument to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)	any applicable Law in respect of which the Purchaser must comply.

(f)

The authorized capital of the Purchaser consists of an unlimited number of common shares, of which at this date 120,871,408 common shares are issued and are outstanding as fully paid and non-assessable. As of the date of this Agreement, the Purchaser has 4,660,300 issued and outstanding options to purchase common shares in the capital of the Purchaser.

(g)

All of the issued and outstanding common shares in the capital of the Purchaser are listed and posted for trading on the TSX. To the knowledge of the Purchaser, no securities commission, stock exchange or comparable authority has issued any order requiring trading in any of the Purchaser’s securities to cease nor instituted proceedings for that purpose and, to the knowledge of the Purchaser, no such proceedings are pending or contemplated.

(h)	All of the Consideration Shares to be issued on the Closing to the Vendor on behalf of the Accounts shall be duly authorized and issued as fully paid and non-

assessable common shares in the capital of the Purchaser free and clear of all Encumbrances.

(i)

The Purchaser is a “reporting issuer” in each of the provinces and territories of Canada, is not in default in any material respect under any applicable securities Laws applicable in such provinces and territories and is in compliance, in all material respects, with the by-laws, rules, policies and regulations of the TSX. In particular, without limiting the foregoing, the Purchaser is in compliance with its obligations to make timely disclosure of all material changes relating to it (other than in respect of material change reports filed on a confidential basis and thereafter made public and material change reports filed on a confidential basis and in respect of which the material change never came to fruition), no such disclosure has been made on a confidential basis and there is no material change relating to the Purchaser which has occurred and with respect to which the requisite material change report has not been filed.

(j)

The Purchaser has, or will have at the Closing, obtained all consents, approvals, permits, authorizations or filings as may be required under applicable securities Laws and the by-laws, rules and regulations of the TSX necessary to the performance by the Purchaser of its obligations under this Agreement; on the Closing, the Consideration Shares shall be listed and posted for trading on the TSX, subject to the satisfaction of customary TSX conditions.

(k)

The Purchaser and its subsidiaries hold either freehold title, mining leases, mining concessions, mining licenses, mining permits, mining claims or participating interests or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdictions in which a particular property is located, in respect of the ore bodies and minerals located in the Purchaser’s mineral properties, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Purchaser or applicable subsidiary to explore and exploit the minerals relating thereto, and all such property, leases, concessions, licenses, permits or claims and all property, leases, concessions, licenses, permits or claims in which the Purchaser or applicable subsidiary has an interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting; provided, however, that in no event shall the failure to validly possess a permit that it is not material to the Purchaser constitute a breach of this Section 7(k). Each of the documents, agreements, instruments and obligations referred to above is currently in good standing in the name of the Purchaser or a subsidiary.

(l)

All mineral exploration, development and production currently being conducted by the Purchaser and its subsidiaries are being conducted pursuant to all applicable environmental rules and regulations and in accordance with acceptable environmental practices.

(m)	No actions, suits or proceedings are pending or, to the knowledge of the Purchaser, are contemplated or threatened, to which the Purchaser or its subsidiaries is a party, or to which the property of the Purchaser or its subsidiaries is subject, that would result individually or in the aggregate in any material adverse change in the operations, business or condition (financial or otherwise) of the Purchaser or its subsidiaries.

(n)

To the best of the Purchaser’s knowledge, the Purchaser and its subsidiaries have conducted and are conducting their business in material compliance with all applicable laws, by-laws, rules and regulations of each jurisdiction in which their businesses are carried on, and hold all material licences, registrations, permits, consents or qualifications (whether governmental, regulatory or otherwise) required in order to enable their businesses to be carried on, as now conducted or as proposed to be conducted, and all such licences, permits, consents and qualifications are valid and subsisting and in good standing and neither the Purchaser nor its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such license, registration, permit, consent or qualification which, if the subject of any unfavourable decision, ruling or finding would materially adversely affect the conduct of the business, operations, condition (financial or otherwise) or income of the Purchaser or its subsidiaries.

(o)

There are no material judgments against the Purchaser or any of its subsidiaries which are unsatisfied, nor are there any material consent decrees or injunctions to which the Purchaser or any of its subsidiaries is subject.

(p)

The Purchaser has had the opportunity to seek independent legal and/or tax advice in connection with the purchase of the Subject Shares and has conducted its own due diligence with respect to the merits of the purchase of the Subject Shares.

(q)	The Purchaser has not provided the Vendor with any confidential or material, non-public information concerning the Subject Shares or the Corporation.

(r)	As of the date hereof, no actions or filings are required to be made by the Purchaser in respect of this Agreement other than as required under the applicable securities Laws.

The representations, warranties and covenants of the Purchaser set forth in this Section 7 will survive the Closing.

8.	Obligation to File a Prospectus

(a)	In this Section 8:

(i)	“Commissions” means the securities commissions or other securities regulatory authorities in each of the provinces and territories of Canada;

(ii)

“misrepresentation” means (i) an untrue statement of material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made;

(iii)

“Qualification” means the qualification of securities under the Securities Laws so as to permit the distribution of such securities to the public in applicable provinces and territories of Canada subject to the limitations contained herein; and

(iv)

“Securities Laws” means the applicable securities legislation of each of the provinces and territories of Canada, as well as the applicable federal and state securities legislation of the United States, and all published rules, regulations, instruments, policy statements, orders, rulings, communiqués and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended or replaced.

(b)

Subject to the provisions hereof, the Purchaser hereby agrees to forthwith, and in any event within 15 days of the Closing, prepare and file in the English language, in one or more Canadian jurisdictions (as determined by the Purchaser after consultation with all selling shareholders named therein) a preliminary prospectus under and in compliance with the Securities Laws of each Canadian jurisdiction in which the preliminary prospectus is filed and such other related documents as may be reasonably necessary to be filed in connection with the preliminary prospectus and shall, as soon as possible after any comments of the Commissions have been satisfied with respect thereto, prepare and file under and in compliance with Securities Laws a final prospectus in the English language and use commercially reasonable efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be reasonably necessary in order to permit the Qualification of the Consideration Shares for distribution by registrants who comply with the relevant provisions of the Securities Laws.

(c)	Furthermore, the Purchaser will:

(i)

use commercially reasonable efforts to prepare and file with the applicable Commissions in the Canadian jurisdictions in which the final prospectus is filed such amendments and supplements to such preliminary prospectus and final prospectus, as may be reasonably necessary to comply with the provisions of the applicable Securities Laws with respect to the Qualification of the Consideration Shares, and take such steps as are reasonably necessary to maintain the effectiveness of such prospectus until the time at which the distribution of the Consideration Shares is completed (but such requirement will only extend for a maximum period of four months from the date of Closing (the “Distribution Period”));

(ii)

as expeditiously as possible following actual knowledge by the Purchaser thereof, notify the Vendor of the happening of any event during the Distribution Period as a result of which the preliminary prospectus or final prospectus, as then in effect, would include a misrepresentation (insofar as such misrepresentation relates to or was made by the Purchaser);

(iii)

in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or any order suspending or preventing the use of any prospectus or suspending the Qualification of any of the Consideration Shares by such prospectus in any applicable province of Canada, the Purchaser will, as expeditiously as possible after actual knowledge by the Purchaser thereof, notify the Vendor of such event and use its commercially reasonable efforts promptly to obtain the withdrawal of such order or ruling; and

(iv)

be responsible for its own costs and the costs of its counsel in connection with the preparation of the preliminary and final prospectus and its other obligations set out in this Section 8 and any filing fees associated with the filing of the preliminary or final prospectus or any other document related thereto (the “Purchaser Paid Expenses”).

(d)	In connection with the foregoing, the Vendor shall:

(i)

provide, in writing, such information with respect to the Vendor including the number of securities of the Purchaser held by the Vendor as may be required by the Purchaser to comply with the applicable Securities Laws in each jurisdiction in which the prospectus is to be filed;

(ii)	if required under applicable Securities Laws, execute any certificate forming part of a preliminary prospectus or final prospectus or similar document to be filed with the applicable Commissions;

(iii)

immediately notify the Purchaser of the happening of any event during the Distribution Period, as a result of which the preliminary prospectus or final prospectus as in effect, would include a misrepresentation insofar as such misrepresentation relates to the Vendor or relates to information provided by the Vendor to the Purchaser in writing for inclusion in the preliminary prospectus or final prospectus;

(iv)

comply with all applicable published policies, rules and regulations of the applicable Commissions and any stock exchange and over-the-counter market on which the common shares of the Purchaser are then listed or quoted and to otherwise comply with applicable Securities Laws;

(v)

not effect or permit to be effected sales of the Consideration Shares or deliver or permit to be delivered any prospectus in respect of such sale without the prior written consent of the Vendor, which consent will remain effective for the business day on which it is given only; and

(vi)

except for the Purchaser Paid Expenses, will be responsible for the payment of all of its own fees and expenses incurred in connection with this Section 8, including without limitation, all underwriting commissions and fees payable in respect of the sale of the Consideration Shares.

(e)	Indemnification

(i)

By Purchaser. The Purchaser agrees to indemnify, to the extent permitted by law, the Vendor and each person who participates as an underwriter in the offering or sale of the Consideration Shares, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, or any filing made in connection therewith or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Commission, court or other competent authority based upon any misrepresentation in the preliminary prospectus, the final prospectus, or any amendment thereto or based upon any failure to comply with applicable Securities Laws (other than any failure to comply with applicable Securities Laws by the Vendor or the underwriter or underwriters); and (iii) non-compliance by the Purchaser with any of the Securities Laws in connection with the qualification and the distribution effected thereunder, except in the case of any of the foregoing insofar as (A) any information or statement referred to in clause (i) or (ii) of this subsection 8(e) has been furnished to the Purchaser by the Vendor or the underwriter or underwriters expressly for use therein; (B) caused by the Vendor or any underwriter’s failure to deliver to a purchaser of Consideration Shares, a copy of the prospectus or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; (C) the completion of any sale in contravention of the Vendor’s obligation to obtain the Purchaser’s prior written approval; or (D) any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

(ii)

By Vendor. The Vendor agrees to indemnify, to the extent permitted by law, the Purchaser and each Person who participates as an underwriter in the offering or sale of the Consideration Shares, their respective directors, officers, employees and agents and each Person who controls such underwriter (within the meaning of any applicable Securities Laws) against all losses (excluding loss of profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any information or statement contained in the preliminary prospectus, final prospectus, any filing made in connection therewith or any amendment thereto which has been furnished to the Purchaser by the Vendor in writing expressly for use therein which at the time and in light of the circumstances under which it was made contains a misrepresentation; (ii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable

Commission, court or other competent authority based upon (A) any misrepresentation in the preliminary prospectus, the final prospectus, or any amendment thereto based upon any information or statement which has been furnished to the Purchaser by the Vendor in writing expressly for use therein, or (B) any failure to comply with applicable Securities Laws by the Vendor; (iii) the Vendor’s failure to deliver to a purchaser of Consideration Shares, a copy of the prospectus or any amendments or supplements thereto or to otherwise comply with applicable Securities Laws; and (iv) the completion of any sale in contravention of the Vendor’s obligation to obtain the Purchaser’s prior written approval, except in the case of any of the foregoing insofar any amounts paid in settlement of any claim have been paid if such settlement is effected without the prior written consent of the Vendor, which consent shall not be unreasonably withheld or delayed.

(iii)

Procedure. Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party may settle any claims without the express written consent of an indemnified party (such consent not to be unreasonably withheld where such consent does not contain any admission of liability).

(iv)

Survival; Contribution. The indemnification provided for under this Agreement will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive any transfer of securities pursuant thereto. In the event the indemnification is unavailable in whole or in part for any reason, the Purchaser and the Vendor shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the Purchaser and the Vendor in connection with the event giving rise to liability.

(v)

Vendor is Trustee. The Purchaser hereby acknowledges and agrees that, with respect to this Section 8, the Vendor is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 8. In this regard, the Vendor will act as trustee for such indemnified persons of the covenants of the Purchaser under this Section 8 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

(vi)

Purchaser is Trustee. The Vendor hereby acknowledges and agrees that, with respect to this Section 8, the Purchaser is contracting on its own behalf and as agent for the other indemnified persons referred to in Section 8. In this regard, the Purchaser will act as trustee for such indemnified persons of the covenants of the Vendor under this Section 8 with respect to such indemnified persons and accepts these trusts and will hold and enforce those covenants on behalf of such indemnified persons.

9.	Confidentiality

Except to the extent required by Law, rules or securities policies, including the rules or policies of any relevant stock exchange, (i) no public announcement or news release concerning the matters provided for in this Agreement may be made by the Purchaser without the Vendor’s prior written consent, and (ii) no copy of this Agreement may be provided by the Purchaser to any person (except to its Affiliates, and their respective directors, officers, employees, advisors or lenders (collectively, “Purchaser Representatives”)) without the Vendor’s prior consent. The Purchaser shall be entitled to disclose confidential information only to those Purchaser Representatives who, in all cases, need to know such confidential information, directed to hold such information in the strictest of confidence and agree and undertake to maintain the confidential nature of such confidential information and act in accordance with the terms of this Section 9. To the extent that the Purchaser must make the contents of this Agreement public under the terms of applicable Laws, the Purchaser agrees to omit or censor, in consultation with the Vendor, acting reasonably, any information that would be prejudicial to the interests of the Vendor or the Purchaser, to the extent permitted pursuant to applicable Laws.

The Purchaser hereby consents and agrees to be responsible for any breach of this Section 9 by Purchaser Representatives, whether or not they agree in writing to be bound by its terms.

10.	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulation made thereunder.

11.	Headings

The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this

Agreement. The terms “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Sections are to Sections of this Agreement.

12.	Currency

Unless stated otherwise in this Agreement, all references in this Agreement to sums of money are expressed in, and all payments provided for herein shall be made in Canadian dollars, and “$” refers to Canadian dollars.

13.	Further Assurances

Each of the Vendor and the Purchaser will promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing, reasonably required to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. If required by applicable securities Laws, each of the Vendor and the Purchaser will execute, deliver and file or assist the other party in filing such reports, undertakings and other documents with respect to the sale of the Securities as may be reasonably required by any securities commission, stock exchange or other regulatory authority.

14.	Entire Agreement

This Agreement, including Schedule A attached hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, letters of intent or agreements in principle between them.

15.	Binding Effect; No Third Party Beneficiaries

This Agreement shall be binding upon and shall inure to the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns and nothing herein, express or implied, is intended to, nor shall it, confer in any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.	Amendment

No amendment to this Agreement may be made unless agreed to by the parties hereto in writing.

17.	Assignability

No party hereto shall sell, pledge, assign or otherwise transfer its rights under this Agreement without the prior written consent of the other parties and any attempt to do so shall be void.

18.	Waiver

No failure or delay by the Purchaser or the Vendor in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

19.	Governing Law

This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of New York and shall in all respects be governed, construed, applied and enforced in accordance with said laws, without reference to applicable conflict of laws rules or principles.

20.	Time of the Essence

Time is of the essence in this Agreement.

21.	Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original and both of which taken together will be deemed to constitute one and the same instrument.

22.	Electronic Delivery

Delivery of an executed signature page to this Agreement by either party by facsimile or by PDF via electronic transmission will be as effective as delivery of a manually executed copy of the Agreement by such party.

23.	Expenses

All costs and expenses incurred in connection with this Agreement and each other agreement, document and instrument contemplated by this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

24.	Notices

All notices, requests, consents, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 24):

If to the Purchaser:	Alamos Gold Inc. 130 Adelaide Street West Toronto, Ontario M5H 3P5 Facsimile: (416) 368-2934 E-mail: mhoworth@alamosgold.com Attention: Matthew Howorth, Vice-President, Legal

with a copy to:	Torys LLP 79 Wellington Street West, Suite 3000 Toronto, Ontario M4L 3Y7 Facsimile: (416) 865-7380 E-mail: kmorris@torys.com Attention: Kevin Morris

If to the Vendor:

Van Eck Associates Corporation

335 Madison Avenue, 19th Floor

New York, NY 10017

Facsimile: (212) 293-2030

E-mail: jmcbrien@vaneck.com

Attention: Joseph J. McBrien, Senior Vice President and General Counsel

with a copy to:	Borden Ladner Gervais LLP Scotia Plaza 40 King Street West Toronto, ON M5H 3Y4 Facsimile: (416) 361-7090 E-mail: apage@blg.com Attention: Alfred Page

25.	Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

26.	Waiver

No waiver by any party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

27.	Equitable Remedies

Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party hereto shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

28.	Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and permitted assigns.

29.	No Third-Party Beneficiaries

This Agreement is for the sole benefit of the parties to this Agreement and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

30.	Waiver of Jury Trial

Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF the parties have executed this Agreement.

ALAMOS GOLD INC.

By:	/s/ Jamie Porter
	Name: Title:	Jamie Porter Chief Financial Officer

By:	/s/ Matthew Howorth
	Name: Title:	Matthew Howorth Vice President, Legal

VAN ECK ASSOCIATES CORPORATION

By:	/s/ Jonathan R. Simon
	Name: Title:	Jonathan R. Simon Vice President

By:
Name: Title:

SCHEDULE A

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:                    ■, as transfer agent for the securities of ■ [Purchaser]

AND TO:        ■ [Purchaser]

Attention: ■

The undersigned (a) acknowledges that the sale of ■ common shares of ■ [Purchaser] (the “Corporation”) to which this declaration relates, represented by certificate number ■, is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”), and (b) certifies that (1) the seller is not an “affiliate” (as that term is defined in Rule 405 under the 1933 Act) of the Corporation, (2) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believed that the buyer was outside the United States, or (B) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (3) neither the seller nor any affiliate of the seller nor any person acting on any of their behalf has engaged or will engage in any directed selling efforts in the United States in connection with the offer and sale of such securities, (4) the sale is bona fide and not for the purpose of “washing off” the resale restrictions imposed because the securities are “restricted securities” (as such term is defined in Rule 144(a)(3) under the 1933 Act), (5) the seller does not intend to replace such securities with fungible unrestricted securities and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S under the 1933 Act, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S under the 1933 Act.

        Dated ■

VAN ECK ASSOCIATES CORPORATION

By:
Name: Title:

By:
Name: Title: